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                                   EXHIBIT 12
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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                            1993   1992    1991    1990   1989
                                           ------ ------  ------  ------ ------
Income (loss) from continuing operations.. $  451 $ (683) $ (692) $  522 $  560
Add:
 Interest.................................    750    930   1,009     958    906
 Portion of rentals representative of
  interest
  factor..................................     70     74      72      43     43
 Income tax expense (benefit) and other
  taxes on income.........................    260    171      25     325    274
 Amortization of interest capitalized
  applicable to nonutility companies......      7      6       7       6      6
 Interest capitalized applicable to
  utility companies.......................      1      2       4       3      1
 Undistributed (earnings) losses of
  affiliated companies in which less than
  a 50% voting interest is owned..........      1     (4)     (7)      1      3
                                           ------ ------  ------  ------ ------
    Earnings as defined................... $1,540 $  496  $  418  $1,858 $1,793
                                           ====== ======  ======  ====== ======
Interest.................................. $  750 $  930  $1,009  $  958 $  906
Interest capitalized......................      4     11      25      12      8
Portion of rentals representative of
 interest factor..........................     70     74      72      43     43
                                           ------ ------  ------  ------ ------
    Fixed charges as defined.............. $  824 $1,015  $1,106  $1,013 $  957
                                           ====== ======  ======  ====== ======
Ratio of earnings to fixed charges........   1.87    .49     .38    1.83   1.87
                                           ====== ======  ======  ====== ======

  For the years ended December 31, 1992 and 1991, earnings were inadequate to cover fixed charges by $519 million and $688 million, respectively.